Exhibit (4)(d)

PROTECTIVE LIFE INSURANCE COMPANY [P. O. BOX 1928 BIRMINGHAM, ALABAMA 35201-1928]

— ENDORSEMENT —

WAIVER OF WITHDRAWAL CHARGE AND MARKET VALUE ADJUSTMENT

for Unemployment

We are amending your Contract to add a Waiver of Withdrawal Charge and Market Value Adjustment for Unemployment.  This endorsement remains in effect until the Annuity Date, or until the Contract to which it is attached is cancelled, surrendered or otherwise terminated.  Termination of this endorsement shall not prejudice any waiver while the endorsement was in force.  The terms and conditions in this endorsement supersede any conflicting provision in the Contract.  Contract provisions not expressly modified by this endorsement remain in full force and effect.

Waiver of Withdrawal Charge and Market Value Adjustment for Unemployment — We will waive any applicable withdrawal charge and market value adjustment if, after the Contract’s Issue Date, either you or your spouse met all of the following Qualifying Conditions:

1)             were employed full-time on the Issue Date; and,

2)             have been unemployed for at least 60 consecutive calendar days prior to claiming the waiver; and,

3)             remain unemployed on the date the withdrawal is requested.

For the purposes of this endorsement, the term ‘spouse’ includes bona fide domestic partners or civil union partners in jurisdictions that afford legal recognition to domestic partnerships or civil unions.

If any Owner is not an individual, unemployment of the Annuitant (or Annuitant’s spouse) will be used when endorsement provisions refer to unemployment of the Owner (or Owner’s spouse).

You must request the waiver and submit proof satisfactory to us that the Qualifying Conditions described above have been met.

Once the waiver is granted, it remains in effect as long as the three Qualifying Conditions continue unless you take either of the following actions (if permitted under your Contract in the absence of this endorsement):

1)             you submit and we accept Purchase Payment and we apply it to the Contract; or,

2)             you take an action that establishes a new withdrawal charge period.

If either event occurs, you may request a subsequent waiver provided the three Qualifying Conditions are again met.

If we deny the waiver, your withdrawal request will not be processed until you have been notified of the denial and we provide you the opportunity to re-apply for the waiver or cancel your request.

Signed for the Company and made a part of the Contract as of its Issue Date.

PROTECTIVE LIFE INSURANCE COMPANY

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